Exhibit 23

CONNOLLY, GRADY & CHA, P.C.

Certified Public Accountants

100 N. 17th Street

Philadelphia, Pennsylvania 19103

 (215)569-8520

FAX (215) 569-8523

November 19, 2007

Simex Technologies, Inc.

4545 Wieuca Road, Bldg 2

Atlanta, Georgia 30342

As independent auditors of Simex Technologies, Inc. and Subsidiaries, we hereby consent to the incorporation of our report dated November 11, 2007, relating to the balance sheet of Simex Technologies, Inc. and Subsidiaries as of December 31, 2004, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004 in the Form 10-KSB of Simex Technologies, Inc. for the year ended December 31, 2004.

/s/ Connolly, Grady & Cha, P.C.

Philadelphia, Pennsylvania

November 19, 2007

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